Report of Independent Registered Public Accounting Firm on Supplemental Schedules

To the Trustees and Shareholders of
Putnam Municipal Opportunities Trust:

Our audits of the financial statements referred to in our report dated June 14, 2007 appearing in the April 30, 2007 annual report to shareholders of the Putnam Municipal Opportunities Trust (appearing elsewhere in this Form N-14 registration statement) also included an audit of the financial statement schedule listed in item 5(b) of this Form N-14 for the fiscal years ending April 30, 2007, April 30, 2006, April 30, 2005, April 30, 2004 and April 30, 2003. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

PricewaterhouseCoopers LLP
Boston, MA
June 14, 2007